Exhibit 99.1

For further information, contact:

Michael Hara                                                                                                                                                                   Calisa Cole
Investor Relations                                                                                                                                                             Corporate Communications
NVIDIA Corporation                                                                                                                                                  NVIDIA Corporation
(408) 486-2511                                                                                                                                                              (408) 486-6263
mhara@nvidia.com                                                                                                                                                           ccole@nvidia.com

FOR IMMEDIATE RELEASE

NVIDIA ANNOUNCES THREE-FOR-TWO STOCK SPLIT

SANTA CLARA, CA—AUGUST 9, 2007—NVIDIA Corporation (Nasdaq: NVDA) today announced that its Board of Directors has approved a three-for-two stock split of the Company’s outstanding shares of common stock to be effected in the form of a stock dividend. Cash will be paid in lieu of fractional shares.

The stock split will entitle each stockholder of record at the close of business on Monday, August 20, 2007 to receive one additional share for every two shares owned as of that date. The additional shares resulting from the stock split are expected to be distributed by the Company’s transfer agent on or about Monday, September 10, 2007. Upon the completion of the stock split, NVIDIA will have approximately 550 million shares of common stock outstanding.

About NVIDIA

NVIDIA Corporation is the worldwide leader in programmable graphics processor technologies. The Company creates innovative, industry-changing products for computing, consumer electronics, and mobile devices. NVIDIA is headquartered in Santa Clara, CA and has offices throughout Asia, Europe, and the Americas. For more information, visit www.nvidia.com.

Certain statements in this press release including, but not limited to statements as to: the record date for the stock split; the date of the distribution of the dividend; the amount of the distribution; payment for fractional shares; and the number of shares outstanding after the split are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Such risks and uncertainties include, but are not limited to, additional issuances of common stock before the distribution date; a change in the payment of fractional shares; and unanticipated delays caused by system or other errors; as well as other factors detailed from time to time in the reports NVIDIA files with the Securities and Exchange Commission including its Form 10-Q for the fiscal period ended April 29, 2007. Copies of reports filed with the SEC are posted on our Web site and are available from NVIDIA without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

                                                # # #

Copyright® 2007 NVIDIA Corporation. All rights reserved. All company and/or product names may be trade names, trademarks, and/or registered trademarks of the respective owners with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.